Exhibit 10.1

English Translation of
Shanghai Pudong Development Bank

Working Capital Loan Agreement

English Translation of
Working Capital Loan Agreement (“Agreement”)

Borrower:Tianjin Yayi Industrial Co., Ltd.

Creditor: Tianjin Branch of Shanghai Pudong Development Bank

Whereas the Borrower applies for a working capital loan from the Creditor and the Creditor agrees to grant a loan to the Borrower. To specify their rights and obligations, the two parties hereby enter into this Agreement after negotiation in accordance with the Contract Law, General Rules of Loan and relevant laws and regulations.

Meanwhile, the Borrower and the Creditor agree with the following primary item:

This Agreement is an independent credit document between the borrower and the creditor. Signing Date: __________  No.: ___________

Part I Business Terms

1.	The loan under this Agreement is a short-term working capital loan.

2.	The amount of the loan under this Contract is: RMB 10 million.

3.	The loan hereunder shall be used for supplemental working capital.

4.

The term of the loan hereunder is one year (or 12 months), from the first withdrawal date to July 30, 2011. The actual withdrawal date and due date are subject to the date recorded on the loan note between the Borrower and the Creditor. The last due date shall not exceed the term of loan set forth in this Agreement. The loan note shall form an integral part of this Agreement.

5.	The interest rate of the loan is

(1) RMB interest Rate:

The interest rate of the loan under this Agreement is calculated at 20% (upwards) from the benchmark interest rate of the corresponding grade of the People’s Bank of China. The interest rate shall be 6.372% per annum set at the time of signing this contract.

(3)The payment of interests

The Borrower shall pay the interests per quarter. The payment date shall be the 20th of the last month of each quarter.

(4) The adjustment of interest rate under this Agreement:

Before issuing the RMB loan under this Agreement, if there is an adjustment of the benchmark interest rate of the People’s Bank of China, the benchmark interest rate on the loan issuing date shall be subject to the benchmark interest rate of the corresponding grade of the People’s Bank of China on the effective date of loan. After the loan of this contract is issued, if there is an adjustment of the benchmark interest rate of the People’s Bank of China, then: The adjustment shall be conducted per quarter on the 21st of the last month per quarter since the date the interest rate is adjusted.

6.

The penalty for interest rate under this Agreement is:

(1) The penalty interest for overdue loan under this Agreement is additional 50% compound interest to the overdue interests of the overdue date.

(2) If the Borrower fails to uses the loan in accordance with the provisions set forth in this Agreement, the Creditor shall have right to charge an additional 100% interests from the date the loan is misused.

7.

The withdrawal period of the loan under this Agreement is from July 30, 2010 to January 30, 2011.

8.

The withdrawal plan of loan under this Agreement is as follows:

Serial	Withdraw period by	Withdraw amount
1)	July 30, 2010	RMB ten million
2)	MM-DD-YYYY
3)	MM-DD-YYYY
4)	MM-DD-YYYY
5)	MM-DD-YYYY
MM-DD-YYYY

The repayment plan of the loan under this contract is as follows:

Serial	Repay by	Repayment amount
1)	July 30, 2011	RMB ten million
2)	MM-DD-YYYY
3}	MM-DD-YYYY
4}	MM-DD-YYYY
5)	MM-DD-YYYY
6)	MM-DD-YYYY
MM-DD-YYYY

13.

Bank account opening

(1) Basic settlement account opened by the Borrower with the Creditor: Bank: Shanghai Pudong Development Bank Putai Branch Account name: Tianjin Yayi Industrial Co., Ltd (2)The account for capital deposit of the Borrower under this Agreement is: Bank: Shanghai Pudong Development Bank Putai Branch Account name: Tianjin Yayi Industrial Co., Ltd

14.

Payment by the Creditor upon authorization: Single payment of borrowed capital with amount more than RMB five million shall be made through the way of “payment by the Creditor upon authorization”.

15.

For the payment by the Borrower itself, the Borrower should submit borrowed capital payment report to the Creditor each month.

17.

The authorized Guarantor under this loan:

Tianjin Hi-tech Investment Management Co., Ltd.

<<Warranty Contract>> No.(YB7707201028015601); 18. Breach of the contract Breach penalty:5% of the Principle or ______

21.

The originals of this Agreement is provided in quadruplicates, with each Party holds two originals.

Part II General Items

Article I Loan

1.

The Borrower irrevocably agrees and acknowledges that loan under this Agreement shall be withdrawn at the Creditor’s discretion all the time. The Creditor can perform regular or ad hoc supervisions on the date at its own discretion to determine whether to continue to extend any further loan; the Creditor has the right to require the Borrower to pay off all loans at any time despite any provision stated otherwise in this Agreement or any other documents. Without prior notice to the Borrower, the Creditor has the right to cease to issue loan, reclaim part of or all loans or terminate the Agreement.

2.

Loan under this Agreement shall be used in accordance with the provisions under this Agreement, the Borrower shall not be engaged in misappropriating, misusing the loan for fixed asset investment and equity investment. The loan may not be used for manufacturing or operation prohibited by the government, nor can it be used for other purposes that are not consistent with the use as working capital.

Article II Interest Rate and Interest Calculation

3. Unless otherwise agreed in this Agreement, the interest shall be calculated from the date of first drawdown and the actual days of the term of the loan. The actual days of the term of the loan include the first day but exclude the last day. Daily interest rate= monthly rate / 30, monthly interest rate = annual interest rate/ 12.

2.

The Creditor has the right to require the borrower to pay penalty interests per day in accordance with the overdue interest rate agreed in the Agreement hereof for the overdue principal since the date due (“Due date of the loan” includes the condition in which the creditor to reclaim the loan in advance), until the payoff of the principal and interest by the Borrower.

3.

Should the Borrower fail to use the loan for the purpose as set forth in the Agreement, the Creditor is entitled to claim penalty interest on any balance of loan used by the Borrower in breach of this Agreement for the days of breach since the date of misuse happens, until the liquidation of principal and interest by the Borrower.

4.

Interests that are not paid by the Borrower (including regular interest, penalty interest for overdue and misappropriated loan), the Borrower shall pay the compound interest accumulated since the date overdue in accordance with the penalty interest rate stipulated in the Agreement on the interest paying date (the 2nd day after the settlement date).

5.	Interest rate marketization or the market is collapsed

(1) After the drawdown of the loan under this Agreement, if the People’s Bank of China implements the policy of interest rate marketization for RMB loan, then the two parties shall determine the interest rate through negotiation, if mutual consent cannot be reached within five bank business days after the negotiation, the Borrower shall pay off the interests and principal within thirty (30) business days after the date negotiation fails. (This term applies to RMB)

Article III Withdrawal

1.	Before the first withdrawal, the Borrower shall meet the following conditions, while the Creditor has no obligation to examine the authenticity of the following documents or conditions:

(1) To submit withdrawal application (see the form in Appendix) in accordance with the time limit and methods agreed under this Agreement, and submit the withdrawal application (form in Appendix), has completed "Loan note" and other relevant documents;

(2) This Agreement and the corresponding Guaranty Contract (if any) are executed and effective, and the guaranty is effective.

(3) Submit current business license, company’s articles of association and recent financial statements of the Borrower, including but not limit to the annual financial report of the year before and the current period financial statements that have been audited by a certified public accountant;

(4) Submit the resolutions made by the board of directors/shareholders or other institutions with same authority, the original authorization letter that the legal representative issued to the authorized agent which shall be signed by both the legal representative and the authorized agent.

(5)

     A general settlement account and capital deposit account, and other accounts agreed by the two parties (if any) should have been established with the Creditor by the Borrower; (6) The Borrower has fulfilled the obligations in this contract, and has no violations of this Agreement; (7) Other documents required or other conditions required by the Creditor at any time.

2.

Except for the first withdrawal, the Borrower should satisfy the following conditions prior to each withdrawal, but the Creditor has no obligation for examining the authenticity of the following documents or conditions:

(1) The withdrawal request form, loan note filled and other related documents are submitted in accordance with this Agreement (see Annex 1 of this Agreement); (2) The Borrower has fulfilled the obligations in this Agreement, and has no violations of this Agreement; (3) Other document required or other conditions required by the Creditor at any time.

3.

Withdrawal

(1) The Borrower shall perform one-time withdrawal or phased withdrawal in accordance with the withdrawal schedule provided under this Agreement, and process procedures for withdrawal with the Creditor within three (3) bank working days prior to the coming individual withdrawal date.

(2) If the Borrower requires to change the withdrawal date, it should be granted by the Creditor within three (3) bank working days prior to the coming individual withdrawal date; the Borrower shall pay the loss of interest to the Creditor caused (loss of interest = interest for the delayed withdrawal period – interest demand deposit during the same period).

(3) Any request to cancel full or part of loan that hasn’t been withdrawn shall be submitted to the Creditor within three (3) bank working days prior to the coming withdrawal date or the end of a withdraw period, and cancellation may only be performed if it is granted by the Creditor. If the Borrower only withdraws part of the installment during an withdrawal period, the Borrower shall pay the commitment fee for the part that has not been withdrawn (see part 1 of this Agreement).

(4) If the Borrower fails to process the withdrawal at the withdrawal date or during the withdrawal period, but submit no request to delay the withdrawal, the Creditor shall have the right to notify the Borrower to process the withdrawal within three (3) bank working days; if the Borrower still cannot fulfill the withdrawal, the Creditor is entitled to cancel the loan that has not been withdrawn yet.

(5) The Creditor is entitled to refuse the withdrawal request of Borrower and cancel the full or part of loan under this Agreement prior to drawdown of the loan, regardless of the terms set above in this Agreement.

Article IV Account opening and management

1.

A general settlement account and a capital deposit account of the Borrower, and other accounts agreed by the two parties (if any) should have been established with the Creditor when this Agreement is signed (see part 1 of this Agreement). The Borrower agrees that the Creditor shall have supervision on the above described account of the Borrower.

2.	The general settlement account shall be used for the distribution and payment of the loan, and the interest for the capital in this account shall be calculated as what of demand deposit.

3.

The Borrower acknowledges that the capital deposit account is the account for income and for repayment provision. The repayment of principal and interest of the loan under this Agreement shall be deducted from this capital deposit account. The income cash flow or the whole cash flow of the Borrower shall enter this capital deposit account.

The Borrower warrants that, the remaining balance in the capital deposit account shall not be less than the amount of the due principal and interest payable at current period at any repayment date or within the three days prior to the repayment date for the principle and interest. The Borrower acknowledges that, the Creditor is entitled to restrict or refuse the external payment of the borrower which may lead the remaining balance within the capital deposit account to be less than the amount of the due principal and interest payable at current period, so as to ensure the remaining balance within the capital deposit account has sufficient balance to pay for the due principal and interest payable at current period.

The Creditor is entitled to perform supervision on the capital deposit account, and is entitled to investigate the reason and take corresponding measures with the borrower when the capital flow of the capital deposit account is abnormal.

Article V. Payment Supervision

1.

The Borrower agrees that, the Creditor is entitled to perform management and control for the payment of the loan capital through the ways of “payment by the creditor upon authorization” or/and “payment by borrower itself”, so to supervise the usage of the loan is in accordance with this Agreement.

The expression “payment by the creditor upon authorization” refers to the act that the Creditor pays the loan fund to the counterparty of the Borrower in a transaction conforming to the purpose stipulated in the Agreement according to the Borrower’s application for drawing money and its payment authorization. The expression “payment by the borrower itself” refers to the act that the Borrower pays the loan fund to the counterparty of the Borrower in a transaction after the loan fund is granted by the Creditor to the Borrower’s account upon its application for withdrawal.

2.

The Borrower agrees that, if the business relationship of credit loan between the Borrower and the Creditor is newly established, and the credit status of the Borrower is ordinary, or a single payment exceeds the amount agreed in this Agreement (see Part 1 of this contract), or other conditions determined by the Creditor happen, the payment of loan shall be through the way “payment by the creditor upon authorization”.

In the case of payment by the creditor upon authorization, the Creditor shall, prior to the granting of the loan fund, examine whether the relevant transaction materials conform to the conditions as stipulated in the Agreement. After examination and consent, it shall pay the loan fund to the counterparty of the Borrower in the transaction through the Borrower’s account.

3.

When the loan capital is required for payment externally by the Borrower, the proof materials that comply with the requirement should be submitted to the Creditor, which should include but not limit to:

(1) The proof material for the intended use of loan agreed in this Agreement;

(2) Business contract and other written documents that may truly represent the payment obligation of the Borrower. If a charge with no contract required must be paid, the policy and standard for charge approved by an authority shall be provided.

(3) The corresponding invoice and receipt, if it might not be obtained at the time of payment, the Borrower should submit the invoice and receipt timely following the completion of payment;

(4) legal and effective payment note;

 (5) Other documents required by the Creditor.

4.

The Borrower shall submit withdrawal request form (see annex of this Agreement) to the creditor within three (3) working days prior to withdrawal date specified, and specify either payment by the creditor upon authorization or payment by the Borrower itself is. The Borrower acknowledges that, the Creditor is entitled to examine if the Borrower’s related materials are complied with the payment condition in this Agreement, and the Creditor is granted the right to decide the payment methods for the corresponding loan.

5.

In the case of payment by the Borrower itself, the Creditor shall require the Borrower to regularly summarize and report the information about payment of the loan fund and check whether the loan payment conforms to the stipulated purpose through analysis of the account, inspection and verification of the vouchers, on-the-spot investigation and other means, in accordance with provisions in this Agreement (see the first part of the Agreement).

6.	The Borrower acknowledges that it shall pay the transfer fee generated at the payment of the loan capital, and when this fee occurs, the Creditor is entitled to deduct this amount directly.

7.

During the drawdown and payment for the loan, if any following circumstances happen to the Borrower, the Creditor shall have the right to request the Borrower to supplement its conditions for withdrawal and payment of the loan, or amend the method to pay the loan, cease to drawdown or pay the loan:

(1)	Its credit standing decreases;

(2)	Low profit for its main business:

(3)	Abnormal use of the loan capital:

Part VI Repayment

1.

The Borrower shall repay the principal and interest of the loan and any other related charges timely and sufficiently in accordance with this Agreement. The Borrower hereby irrevocably authorizes the Creditor to positively deduct the previously described amount of credit from the account of the Borrower established with the creditor upon the due date of the loan or the other conditions agreed in this Agreement.

2.

If the Borrower intends to repay the loan in advance, it shall submit written request to the Creditor within ten (10) bank working days prior to the expected repayment date, and get the written consent of the Creditor. If no written consent is granted by the Creditor, the Borrower shall continue to repay the principle and interest in accordance the term agreed in this Agreement. If the Borrower repays the loan in advance without written consent of the Creditor, the Creditor shall charge a one-time penalty to the Borrower (see part 1of the Agreement).

Advanced repayment consented by the Creditor shall be deemed that the loan is due in advance. Under this condition, the Creditor is also entitled to require the Borrower to pay for certain penalty agreed in this Agreement (see part 1 of this Agreement).

Advanced repayment shall be subject to interest calculated in accordance with the actual usage days by the Borrower, and shall be repaid together with the principal; the amount of advanced repaid principal shall not be less than the amount limit specified in Part 1 of the Agreement; the principal repaid shall be offset from the loan principal in accordance with the repayment sequence agreed in this Agreement.

3.

In case that the Borrower can not make timely repayment in a good reason, it shall submit a request for an extension of the loan within thirty (30) bank working days prior to the repayment term, and prepare necessary materials for processing the extension of the loan. If the loan under this Agreement has securities interest with guaranty, mortgage or pledge, written consents from the guarantor, mortgagor or pledgor are also necessary. The Creditor is entitled to decide whether to agree with the extension request. If the Borrower fails to submit extension request, or fails to get the consent from the Creditor, the loan shall be converted to overdue loan since the due date.

Part VII Representation and Warranty

The Borrower represents and warrants as follow, and the representation and warranties hereof are made upon the signing of this Agreement and shall keep valid during the term of the Agreement.

1.	It is duly incorporated and validly existing, and has the full ability of civil rights and acts required for execution and performance of this Agreement;

2.

Its execution and performance of this Agreement is its true declaration of intent, has obtained legal and valid authorization according to its articles of association or other internal constitutional document, and will not violate any agreement, contract and other legal documents binding upon the Borrower; it has or will obtain all approvals, permits, filings or registrations required for its execution and performance of this Agreement;

3.

The signing and implementation of the Agreement shall not violate the law that Borrower should comply with, related documents, determination and rules of related institutions, and shall not be conflict with any other obligations of any contract or agreement that has been signed by the Borrower.

4.

The Borrower shall make sure to provide all financial statement forms (if any) complying with the law of People’s Republic of China (in the purpose of this Agreement, not include the laws of Hong Kong, Macao and Taiwan areas), which should be duly, completely and fairly reflect the financial conditions of the Borrower; to provide the creditor with true, effective, accurate and complete materials, documents and information of itself and its warrantor, without any concealing or omission.

5.	All documents, certificates and materials of it and its guarantor provided to the Borrower hereunder are true, complete, accurate and valid;

6.	The Borrower shall ensure to complete the filing, registration or other procedures that bring this Agreement into effectiveness, and pay for the related tax and charge.

7.	Since the issuance of the latest audited financial statements, there is no material adverse change to the operational and financial state of the Borrower.

8.

In its business activities, the Borrow shall strictly obey the law and regulations, perform various businesses according to business license or legally specified business scope of the Borrower, have the ability of continuous operating, and have the source of legal repayment.

9.	The Borrower shall not give up any credit in due, nor shall deal with the major properties in gratuitous or other inappropriate ways.

10.	The Borrower has disclosed the truth and conditions it knows or should know that may affect the Creditor’s decision for this loan.

11.	The Borrower acknowledges that no delayed payment would happen during the term of the Agreement, including but not limiting to wage, medical and disability grant, and survivors' benefits, etc.

12.	The Borrower ensures that its credit status is fine and has no significant adverse record.

13.	The Borrower ensures that there is no state or event that may significantly impact the implementation ability of contact of Borrower.

Article VIII Agreed Items

The Borrower and the Creditor agree as follows:

1.

The Borrower warrants that it will carry out its business legally, and use the loan in accordance with the intended use stated in this Agreement. The Borrower should provide various financial accounting materials, including monthly and annual reports periodically pursuant to the requirement of the Creditor, and coordinate with the supervision by the Creditor. The Creditor may inspect and supervise the usage of the loan in various ways at any time.

2.

The Borrower shall repay the principal and interest of loan under this Agreement in accordance with the time, amount, currency and interest rate agreed hereof in the Agreement, request form and Loan Note. The actual time for repay, amount, currency, and interest rate shall be subject to the contents in the Loan Note.

3.

The Borrower warrants that, if any significant adverse event that might sufficiently impact the financial status or implementation of guarantee obligation occurs, the Borrower shall timely provide additional new guaranty that is approved by the Creditor.

4.	The Borrower shall not have the following behaviors prior to the written consent by the creditor.

(1) Disposition all or part of major assets in distribution, donation, renting, lending, transferring, mortgage.

(2) Any behaviors that may impact the repaying ability of the Borrower, such as contracting, rendering, joint management, foreign investment, shareholding system transformation, etc.

(3) To modify the company’s regulations or other documents established, or change the business scope or major business of the company.

(4) To provide a third party with warranties that may significantly adversely impact the financial state or ability of carry out the obligations under this Agreement.

(5) To pay off other long-term loan in advance.

(6) To sign any contract/agreement or afford any other obligations that may significantly adversely impact the ability of carrying out the obligations under this Agreement.

5.

The Borrower shall notify the Creditor immediately on the date when the following events occur, and deliver the original notice (with seal) to the creditor within five (5) bank working days after the occurrence of the event.

(1) Any related event that lead to the untruth, inaccuracy or invalidity of the presentation and warranties of the borrower in this Agreement.

(2) The Borrower or its controlling shareholder, real controller or other affiliated person encounter lawsuit or arbitration, or their assets are sealed up, frozen, enforced or taken other measures with the same effectiveness; or the legal representatives, board of directors, supervision member or senior management of the Borrower encounter lawsuit, arbitration or other enforced actions.

(3) The change in legal representative of Borrower or its authorized representative, major financial principal, communication address, and corporate name, office site.

(4) Be applied for re-building, bankruptcy, or revocation by any administrative department.

(5) Occurrence of significant adverse event that may impact the repaying ability of the Borrower.

6.

The Borrower shall not to repay other loan in priority which violates the regular sequence, and shall not sign any contract or agreement which may lead the loan under this Agreement to be in a subordinate status.

7.

The Borrower shall repay the principal and interest under this Agreement in a same currency. If different currencies are used, the Borrower shall exchange the currency into the same currency of the loan under the Agreement by itself or by authorizing the Creditor prior to handle the exchange in accordance with the provisions agreed in the “Deduction Agreement” under this Agreement; the fees generated from the exchange shall be afforded by the Borrower. For repayment in other currencies deducted from the guarantor in accordance with the “Deduction Agreement” under the guaranty contract is performed, of which the charge is afforded by Borrower, the Borrower shall also be liable for the fees generated.

8.

At the time when specific situation or change occurs under this Agreement, the Borrower shall provide the Creditor with other warranties approved by the Creditor. These specific situation and change include but not limit to the termination of producing, shut down or disbandment, stop business for rectification, bankruptcy, other significant change in business operation or financial situation, encountering lawsuit or arbitration by its legal representative, board of directors, supervision members or senior management, the value decrease of the guaranty, any breach of the warranty contract or request for terminating the warranty contract.

9.

The Creditor is entitled to perform follow-up on site or non-on site after supervision with the business and financial conditions, usage of the loan capital and the repayment situation. The Borrower has the obligation to positively coordinate with the Creditor to perform payment and post follow-up management and other related inspection.

10.	The Creditor is entitled to reclaim the loan in accordance with the capital reclaim situation of the Borrower.

11.

Special agreement for corporate client.

If the Borrower of this Agreement is of a corporate client, the Borrower shall promise that:

(1) The Borrower shall submit report of related transactions with amount higher than RMB 30 million or higher than 5% of its net asset audited recently, including (i) relationship between the parties in the transaction; (ii) description of project an its features; (iii) amount or corresponding proportion of the transaction; (iv) policy for pricing (including transaction with no amount of money or only symbolic amount of money).

(2) Should the Borrower have any of the following situations, it shall be regarded as breach of the Agreement. The Creditor shall have the right to terminate the loan, reclaim part or all loans, or request the Borrower to supplement the deposit in security to 100%: (i) The Borrower provides the Creditor with the balance sheet, income statement and other financial materials which are false or omit material facts; (ii) The Borrower fails to use the loan in accordance with the agreed usage of the Loan;(iii) The Borrower claims cash or mortgage from bank using fraudulent contract with affiliated parties, notes receivable or debt receivable without trading background;(iv) The Borrower not cooperating with or refusing the Creditor’s supervision over the use of loan and relative production, operation and financial activities; (v) Major acquisition, joint venture and other events that shall impair and endanger the rights and benefits of the Creditor; (vi)The Borrower intentionally escape the debt of bank through affiliated transactions.

Article IX Deduction

1.

The Borrower agrees that, at the time any debt in connection with the loan in this Agreement is due, the Creditor has the right to deduct funds directly from the general settlement account and / or capital deposit account the Borrower opened with Shanghai Pudong Development Bank Co., Ltd. to settle the debt due and payable. When funds in general settlement account and / or capital deposit account are insufficient to pay off the debt, the Creditor is entitled to deduct the funds from any other account the Borrower opened at any branch of Shanghai Pudong Development Bank Co., Ltd.

2.

Unless otherwise provided by state competent authority, fund from the deduction shall primarily be used for paying off fees due and payable but the Borrower doest repay yet, then used to pay off the interests due and not paid, and lastly used to pay off the principal due and not paid.

3.	If the deduction is of currency inconsistent with the currency needed to pay off, it should be dealt with in the following manners:

(1) If loan currency is RMB, then the deduction shall be converted into RMB according to the buying price between the deduction currency and RMB published at the time of deduction, to pay off the principal and interest of the loan.

(2) If loan currency is not RMB while deduction currency is RMB, then the deduction shall be converted into RMB according to the selling price between the deduction currency and RMB published at the time of deduction, to pay off the principal and interest of the loan.

(3) If neither loan currency nor deduction currency is RMB, the deduction shall be converted into RMB according to the selling price between the deduction currency and RMB published at the time of deduction, and then converted to the loan currency according to the selling price between the loan currency and RM meanwhile, to pay off the principal and interest of the loan.

Article X Proof of Debt

According to its regular business operation regulations, the Creditor shall maintain accounts related to the business activities referred in this Agreement on its accounting books to show the loan amount from the Creditor. The Borrower acknowledges the effective proof of the debt under this Agreement shall be subject to what the Creditor issued and recorded in accounting documents under the provisions of its business.

Article XI Notices and Delivery

1.

The notice that one party sends to the other party under this Agreement shall be sent to the address listed in the signature page of this Agreement, until the other party notifies the change of address in written. Notices delivered to the above mentioned address shall be deemed as duly delivery on the following dates: for letter, the date would be the seventh (7) bank business day after it is sent by registered mail if it is delivered personally, the date would be the sign-off date of recipients; for fax or e-mail, the date would be the date of fax or e-mail is sent. However, all notices, demands or other communications sent or delivered to the Creditor shall be deemed to be duly delivery when the Creditor has actually received them. And all notices, demands sent to the creditor by fax or e-mail should be confirmed after hand delivery or mailing the original (with official seal) to the creditor.

2.

The borrower agrees that, summons or notices for any proceedings against it shall be deemed to be duly given as long as they are sent to the principal address listed in the signature page of the Agreement. If the Creditor is not notified of the change of above address, is does not take effect to creditor.

Article XII Effectiveness, Modification and Termination

1.

This Agreement shall come into effect after both the Borrower and the Creditor stamp official seals on it and signed or sealed by the legal representatives or the persons authorized of both parties, and shall be terminated after all outstanding loans under the Agreement have been paid off.

2.

After the Agreement takes into effect, any party shall not modify or terminate the Agreement unless otherwise specified in the Agreement. The modification or termination of the Agreement, if required, shall be subject to the written agreement of both parties hereto through consultation.

XIII Liabilities of Default

1. Event of Default

If the Borrower is under any of the following conditions, it shall constitute or be deemed as an event of default hereunder:

(1)

Representations and warranties made in this Agreement or any notice, authorization, approval, consent, certificates and other documents made by the Borrower under this Agreement are incorrect and misleading, or have been identified to be incorrect or misleading, or have been confirmed to have been lapsed or revoked or with no legal effect.

(2)	The Borrower has violated “other terms agreed by both parties” (if any) in the first part of this Agreement, or any item agreed upon in the article VIII of second part.

(3)

Borrower has significant cross breaches for the Agreement, including but not limited to the breach of any terms in any other loan contract, agreement the borrower has signed; or any due and unpaid debt under other loan contract, agreement the borrower has signed.

(4)	Transferring, disposal of or threatening to transfer or dispose of the major assets and equity.

(5)	The guarantor has no or will have no appropriate guaranty capabilities for the loan, or violates the signed warranty document.

(6)

Contracting, leasing, joint stock restructure, joint operation, merger, acquisition, joint venture, division, decrease of registered capital, changes in equity, equity transfer and other events happen to the Borrower.

(7)	Major economic disputes, deteriorated financial situation. or any other event that may endanger or cause serious losses to the execution of the Creditor’s rights under the Agreement.

(8)

The Borrower or its controlling shareholders, implementation controlling persons or affiliated persons are involved in significant litigation, arbitration; or significant assets are sealed-up, distained, frozen, enforcement or be performed other measures with the same effect; or the litigation, arbitration or other enforcement measures that the legal representative / responsible person, directors, supervisors or senior managers involved in have led to adversely influence to the solvency of the borrower.

(9)	Fail to use the loan for the purpose as stipulated in the Agreement, or fail to repay the loan in the way agreed in this Agreement.

(10)	Provide documents which are false or omit material facts for loan application;

(11)	Do not meet or exceed the related financial constraining targets as agreed in the Agreement.

(12)	Capital flow in general settlement accounts / capital deposit accounts is abnormal.

(13)

The Borrower has other violation behaviors of the Agreement that would impair the normal performance of this Agreement, or other behaviors that bring damage to the legitimate interests of the Creditor.

2.

Liabilities of Breach

(1) Upon the occurrence of one or several conditions in the above items, the Creditor may appropriately take following one or several measures:

i.	Request the Borrower to rectify within the period designated.

ii.	Cease to issue loan, reclaim part of or all loans or terminate the Agreement.

iii.	Declare the loan is due under other loan agreements between the Creditor and the Borrower, request the Borrower to repay the loan principals, interests, and other expenses.

iv.	Claim penalty interest and collect compound interest for overdue loan and/or misappropriation of loan.

v.	Deduct all the liabilities hereunder from the accounts opened with any branch of Shanghai Pudong Development Bank.

vi.	Request the borrower to supplement conditions for loan drawdown and payment, or amend the loan payment method.

vii.	Request the Borrower to provide other guaranties approved by the Creditor.

viii.	Other necessary measures prescribed by law.

(2) In addition to the above measures, the Creditor may ask the Borrower to assume liabilities for breach, and request the Borrower to pay penalties for the breach (See calculation method in the first part of this Agreement). If penalties for the breach are insufficient to cover losses suffered by the Creditor, the Borrower should compensate the creditor for the entire loss suffered thereby.

(3) Should the Borrower fail to repay the principal and interest under the Agreement on time, it should also bear all the fees that creditor paid for the realization of the claim and warranties, including but not limited to collection fees, litigation costs, notary fees, legal fees, travel expenses, translation costs and various other fees payable.

Article XIV Others

1. Definitions

(1) “Total claims” under the Agreement referred to the loan principal, interest, penalty of breach, and various costs arising for the realization of the claims.

(2) “Interest” under this Agreement includes interest, penalty interest, and compound interest.

(3) “Bank business day” under this Agreement means the days that the Creditor’s work days for its business in its location, excluding Saturdays, Sundays (except for adjustment caused by holidays) or other statutory holidays .

2. Applicable Laws

This Agreement shall be governed by and interpreted in accordance with the laws of the People's Republic of China (is the purposes of this Agreement, here does not include Hong Kong and Macao Special Administrative Region and Taiwan region laws).

3. Settlement of Disputes

All disputes concerning this Agreement should be resolved through friendly consultation by both parties. In case no settlement can be reached, the disputes shall be submitted to the local court. During the legal proceedings, other terms without disputes under this Agreement shall still be effective be performed by both parties.

4. Miscellaneous

(1) Matters unaccomplished in the Agreement and need to be supplemented, the parties may record them in the first part of this Agreement, or reach a written agreement as the annex to the Agreement. The annex of the Agreement (see the first part of this Agreement) is an integral part of this Agreement, and had the same legal effect with the body of this Agreement.

(2) During the term of this Agreement, time limit or delay act extended by the Creditor for the borrower’s any breach or other behaviors shall not damage, affect or restrict all the rights or interests creditor shall enjoy according to law or this Agreement, nor it shall not be regarded as the Creditor’s approval for the Borrower’s violation of the Agreement, either not been seen as the Creditor forgiving the rights for taking action to Borrower existing and future violations of Agreement.

(3) The invalidity of any provision in this Agreement shall not affect the validity of any other provisions. Should the Agreement be held to be invalid, the Borrower shall still bear the liabilities to pay off all the debt under this Agreement to the Creditor. If any circumstances above happen, the Creditor has the right to terminate the Agreement immediately and request the Borrower to repay all the debt under this Agreement.

(4) The Creditor may transfer its rights and / or obligations under this Agreement in whole or in part, and in this case, the assignee should be entitled with / or take rights and / or obligations to the Borrower or as a party of this Agreement. The Borrower after receiving notice of the transfer of the debenture shall undertake the liability to the assignee in accordance with this Agreement.

(5) Unless otherwise specified in this Agreement, the related Agreement terms and expressions in the annex of this Agreement have the same meaning with this Agreement.

(6) Titles under this Agreement are only for the convenience of use, not as the basis for the content under the title.

This Agreement was signed by the following Borrower and the Creditor on July 30, 2010. The Borrower acknowledges that at the time of the Agreement signing, both parties have performed detailed description and discussion for all the terms, both parties have no doubt about any term of the Agreement, and have accurate and correct understanding on the limitations for related rights and obligations, and the legal meaning of exception clause of responsibilities.

Borrower:Tianjin Yayi Industrial Co., Ltd. (Corporate Seal)

Legal representative: /s/ Li Liu

Creditor: Tianjin Branch of Shanghai Pudong Development Bank (Corporate Seal)

Legal representative: /s/ Binwen Cui